Exhibit 10.2

PROPEX FABRICS HOLDINGS INC.

NONQUALIFIED STOCK OPTION AGREEMENT

FOR EMPLOYEES

(2005 Stock Awards Plan)

This Nonqualified Stock Option Agreement (“Option Agreement”) is between Propex Fabrics Holdings Inc., a Delaware corporation (the “Company”), and                      (the “Optionee”).

W I T N E S S E T H:

The Company has heretofore adopted the Propex Fabrics Holdings Inc. 2005 Stock Awards Plan (the “Plan”) for the purposes of attracting able persons to the Company and providing employees, directors and consultants of the Company and its Affiliates (as defined in the Plan) with additional incentive to enhance the profitable growth of the Company and to encourage them to remain in the employ or service of the Company and its Affiliates (collectively hereinafter referred to as the “Company”).

NOW THEREFORE, for and in consideration of these premises it is agreed as follows:

1. Option. Subject to the terms and conditions contained herein, the Company, effective as of                      (the “Grant Date”), hereby irrevocably grants to Optionee the right and option (“Option”) to purchase from the Company              shares of the Company’s Class A Common Stock, $0.01 par value (“Stock”), at a price of $100 per share.

2. Option Period. Unless otherwise provided for herein, the Option herein granted may be exercised by Optionee in whole or in part at any time during a ten (10) year period (the “Option Period”) beginning on the Grant Date, subject to the limitation that said Option shall not be exercisable for more than a portion of the aggregate number of shares offered by this Option determined by Optionee’s number of full years of employment or service with the Company from              to the date of such exercise (“Vested”), in accordance with the following schedule:

Number of Full Years of Employment or Service from Grant Date	Cumulative Percentage of Total Shares Granted That May Be Purchased (“Vested”)
Less than 1 Year	0%
One Year	0%
Two Years	25%
Three Years	50%
Four Years	75%
Five Years or more	100%

Upon the occurrence of a “Change of Control” (as defined in Section 11), the Option granted under this Option Agreement shall be fully exercisable and vested.

Notwithstanding anything in this Agreement to the contrary, the Committee (as defined in the Plan), in its sole discretion, may waive the foregoing schedule of vesting, and upon written notice to the Optionee, accelerate the earliest date or dates on which any of the Options granted hereunder are exercisable.

3. Procedure for Exercise. The Option herein granted may be exercised by written notice by Optionee to the Chief Financial Officer and the General Counsel of the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised accompanied by payment for the shares to be purchased, and specifying the address to which the certificate for such shares is to be mailed. Payment shall be by means of cash, or a cashier’s check, bank draft, postal or express money order payable to the order of the Company, or at the discretion of the Committee, in Stock theretofore owned by such Optionee for at least six (6) months (or a combination of cash and Stock). Notice may also be delivered by fax or telecopy provided that the purchase of such shares is delivered to the Company via wire transfer on the same day the fax is received by the Chief Financial Officer and the General Counsel of the Company. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to Optionee certificates for the number of shares of Stock with respect to which such Option has been so exercised.

4. Termination of Employment.

(a) For Cause or Voluntary. If Optionee’s employment or service with the Company is terminated during the Option Period “For Cause” (as defined below) or if Optionee voluntarily terminates his or her employment or service with the Company (“Voluntary Termination”), Options granted to him or her, whether they are exercisable (Vested) or not on such date of termination of employment or service For Cause or on the date of Optionee’s Voluntary Termination of employment or service shall thereupon expire.

As used in this Agreement, the term “For Cause” means (i) breach of Optionee’s obligations under any offer letter or employment agreement after Optionee has been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) failure to adhere to any written policy of the Company and its Affiliates after Optionee has been given notice specifying the failure and a reasonable opportunity to comply with such policy or cure Optionee’s failure to comply; (iii) Optionee’s conviction of, indictment for or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) the commission by Optionee of an act of fraud upon the Company or any of its Affiliates; (v) the misappropriation (or attempted misappropriation) of any funds or property of the Company or any of its Affiliates; (vi) failure to perform the duties assigned to Optionee under any offer letter or employment agreement after reasonable notice and opportunity to cure such performance; (vii) Optionee’s engagement in any direct, material conflict of interest with the Company or any of its Affiliates without compliance with the conflict of interest policy of the Company or any of its Affiliates, if any, then in effect; (viii) Optionee’s engagement, without the written approval of the Board of Directors of the Company (“Board”), in any activity which competes with the business of the Company or any of its Affiliates or which would result in a material injury to the Company or any of its Affiliates; (ix) Optionee’s engagement in any activity which would constitute a material violation of the provisions of the Company’s or any of its Affiliates’ insider trading policy or business ethics policy, if any, then in effect, or (xi) any act or omission that, in the judgment of the Board has or could have a material adverse effect on (a) the Company’s properties, operations or public image, or (b) the health, safety or morale of any of the suppliers, employees or customers of the Company or any of its Affiliates.

(b) Non-Voluntary. If the Company terminates the Optionee’s employment or service with the Company for any reason other than For Cause, Voluntary Termination, death, or disability, then all Options hereunder exercisable (Vested) at the date of such termination shall be thereafter exercisable by Optionee for a period of thirty (30) days from the date of such termination. Upon the expiration of such thirty (30) day period, this Option shall expire. In no event may any Option be exercised after the end of the Option Period.

(c) Committee Discretion. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may allow the Optionee to exercise all or a portion of this Option that is unexercised for a period of time after the Optionee’s Voluntary Termination or non-voluntary termination of employment.

5. Death or Disability. If Optionee’s employment or service with the Company is terminated by his or her death or disability, then all Options hereunder exercisable (Vested) at the date of such death or disability shall be thereafter exercisable by Optionee, his executor or administrator, or the person or persons to whom his rights under this Option Agreement shall pass by will or by the laws of descent and distribution, as the case may be, for a period of one year from the date of Optionee’s death or disability. Upon the expiration of such one-year period, the Option shall expire. In no event may any Option be exercised after the end of the Option Period.

(a) Disability. Optionee shall be deemed subject to a “disability” if, in the opinion of a physician selected by the Committee, he is incapable of performing services for the Company of the kind he was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

(b) Committee Discretion. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may allow the Optionee to exercise all or a portion of this Option that is exercisable (Vested) for a longer period than one year after disability or death.

6. Cashing Out Option. On receipt of written notice of exercise pursuant to Section 3, the Committee may elect to cash-out all or a part of the portion of the shares of Stock for which all or a portion of this Option is being exercised by paying Optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value (as defined in the Plan) of the Stock over the option price times the number of shares of Stock for which the Option is being exercised (and cashed-out) on the effective date of such exercise.

7. Transferability. This Option shall not be transferable by Optionee otherwise than by Optionee’s will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by him. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

8. No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to any shares of Stock covered by this Option Agreement until the date of issuance of a certificate for shares of Stock purchased pursuant to this Option Agreement. Until such time, Optionee shall not be entitled to dividends or to vote at meetings of the stockholders of the Company. Except as provided in Section 10 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or securities or other property) paid or distributions or other rights granted in respect of any share of Stock for which the record date for such payment, distribution or grant is prior to the date upon which the Optionee shall have been issued share certificates, as provided herein above.

9. Extraordinary Corporate Transactions. If the Company recapitalizes or otherwise changes its capital structure, (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise of any Option hereunder, the Optionee shall be entitled to purchase under the Option, in lieu of the number of shares of Stock as to which the Option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Stock as to which the Option is then exercisable. Upon the occurrence of a Fundamental Change, the Options granted hereunder shall be governed by Paragraph XII of the Plan.

10. Changes in Capital Structure. The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. If the outstanding shares of Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares subject to the Plan or subject to any Options theretofore granted, and the Option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate Option price.

11. Change of Control. Except as provided below, each of the following events shall hereinafter be defined as a “Change of Control”:

(a) the Company shall not be the surviving entity in any merger, consolidation, or other reorganization with an entity which is not the Principal Holder (as defined in the Plan) (or survives only as a subsidiary of another entity other than a previously wholly-owned subsidiary of the Company or the Principal Holder);

(b) the Company sells, leases or exchanges all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary of the Company, or the Principal Holder);

(c) any person or entity which entity is not the Principal Holder (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power with respect to the election of directors);

(d) the Company is to be dissolved and liquidated; or

(e) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

12. Occurrence of a Change of Control. Upon the occurrence of an event of Change of Control, the Committee, in its discretion, may act to affect one or more of the following alternatives with respect to this Option:

(a) determine a limited period of time for the exercise of the Option in a manner determined by the Committee on or before a specified date (before or after such Change of Control) after which specified date any unexercised portion of the Option and all rights of Optionee shall terminate;

(b) require the mandatory surrender to the Company by the Optionee of some or all of the outstanding Option as of a date (irrespective of whether the Option is exercisable), before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel the Option and the Company shall pay to the Optionee an amount of cash and other consideration, as determined by the Committee in its sole discretion, where the total cash and other consideration paid or delivered per share is equal to the excess, if any, of the Change of Control Value (as defined in the Plan) of the shares subject to the unexercised portion of the Option over the exercise price of the Option;

(c) make such adjustments to the Option then outstanding as the Committee deems appropriate to reflect the Change of Control; or

(d) provide that upon any exercise of this Option, the Optionee shall be entitled to purchase under such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled if, immediately prior to the Change of Control, the Optionee had been the holder of record of the number of shares of Stock then covered by the Option.

The provisions contained in this Section shall be inapplicable to this Option if granted within six (6) months before the occurrence of a Change of Control, but only if (i) the Optionee is subject to the reporting requirements of Section 16(a) of the 1934 Act and (ii) such provisions (even after preapproval by the Committee or the Board pursuant to Rule 16b-3) would create a matching transaction under Section 16(b) of the 1934 Act with respect to the Optionee. The provisions contained in this Section shall not terminate any rights of the Optionee to further payments pursuant to any other agreement with the Company following a Change of Control.

13. Compliance With Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the Option herein granted, Optionee (or any person acting under Section 7) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Option Agreement.

14. Compliance With Laws. Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise the Option(s) granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Option Agreement, if the exercise of the Option(s) or the issuance of such shares of Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority.

15. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall pay to the Company at the time of such exercise or disposition (or such other time as the law permits if the Optionee is subject to Section 16(b) of the 1934 Act) such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations; and, if the Optionee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Optionee, any tax required to be withheld by reason of such resulting compensation income or Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof. Payment of the withholding tax by the Optionee shall be made in accordance with Paragraph XIV(c) of the Plan.

16. Stockholders Agreements. Optionee, or the Optionee’s representative upon the Optionee’s death or disability, agrees that with respect to all shares of Stock purchased under this Option, he or she shall be bound by any Stockholders Agreement of the Company which restrict the ability of such stockholders of the Company to transfer their shares of Stock, unless the Company otherwise waives the Optionee’s obligation under this Section 16.

17. Resolution of Disputes. As a condition of the granting of the Option hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Option Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

18. Legends on Certificate. The certificates representing the shares of Stock purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

19. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail or by fax or telecopy. All notices of the exercise of any Option hereunder shall be directed to Propex Fabrics Holdings Inc., 260 The Bluffs, Austell, GA 30168, Attention: Chief Financial Officer and the General Counsel. Any notice given by the Company to Optionee directed to him at his address on file with the Company shall be effective to bind him and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee’s rights hereunder and Optionee shall be deemed to have familiarized himself with all matters contained herein and in the Plan which may affect any of Optionee’s rights or privileges hereunder.

20. Construction and Interpretation. Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this award, in accordance with the provisions of Section 7 hereof, may be transferred, the word “Optionee” shall be deemed to include such person or persons. References to the masculine gender herein also include the feminine gender for all purposes.

21. Agreement Subject to Plan. This Option Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Option Agreement.

22. Employment Relationship. Employees shall be considered to be in the employment of the Company as long as they remain employees of the Company or a parent or subsidiary corporation (as defined in Section 424 of the Internal Revenue Code of 1986, as amended). Any questions as to whether and when there has been a termination of such employment and the cause of such termination, shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon the Optionee the right to continue in the employ of the Company, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between the Optionee and the Company.

23. Binding Effect. This Option Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

IN WITNESS WHEREOF, this Option Agreement has been executed this      day of                     , 200  .

PROPEX FABRICS HOLDINGS INC.

By:

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OPTIONEE

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